Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the 1999 Equity Incentive Plan and the Employee Stock Purchase Plan of Cerus Corporation of our report dated March 11, 2005 with respect to the financial statements of Cerus Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and our report dated April 29, 2005, with respect to Cerus Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cerus Corporation, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California
August 11, 2005